Contacts:     ClearOne Communications, Inc.
Investor Relations
(801) 303-3555

Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

CLEARONE REPORTS FISCAL 2007 SECOND QUARTER FINANCIAL RESULTS

Salt Lake City, UT - January 25, 2007 - ClearOne Communications, Inc. (OTC: CLRO.OB) today reported financial results for the second quarter of fiscal 2007 ended December 31, 2006.

For the fiscal 2007 second quarter, revenue increased to $10.1 million from $9.1 million in the same quarter of last year. Gross profit grew to $5.2 million from $4.6 million for the prior year period. Operating income was $915,000 compared with an operating loss of $413,000 in the same quarter last year. Net income was $1.1 million, or $0.09 per diluted share, compared with net income for the prior year period of $81,000, or $0.01 per diluted share, which included income from discontinued operations of $157,000.

“During the second quarter, higher revenues and enhanced gross margins led to a significantly improved bottom line,” said Zee Hakimoglu, president and chief executive officer of ClearOne. “We also successfully completed a tender offer, repurchasing more than one million shares of the company’s common stock, and took an important step to facilitate future growth by moving to a new corporate headquarters that has increased space for product development.”

For the first six months of fiscal 2007, revenue increased to $19.5 million from $17.9 million in the same period of fiscal 2006. Gross profit grew to $10.3 million from $9.4 million for the prior year period. Operating income was $1.2 million compared with operating income of $174,000 in the same period last year. Net income was $1.8 million, or $0.15 per diluted share, compared with net income for the prior year period of $2.1 million, or $0.17 per diluted share, which included income from discontinued operations of $1.2 million.

At December 31, 2006, the company had cash, cash equivalents, and marketable securities of $18.3 million and no long-term debt.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications. The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication. For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

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FINANCIAL TABLES FOLLOW

CLEARONE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands of dollars, except per share amounts)

	December 31,	June 30,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$1,840	$1,240
Marketable securities	16,500	20,550
Accounts receivable	7,682	7,784
Note receivable	156	-
Inventories, net	5,909	6,614
Income tax receivable	2,392	2,607
Deferred income taxes, net	87	128
Prepaid expenses	322	255
Net Assets of Discontinued Operations	-	565
Total current assets	34,888	39,743

Property and equipment, net	2,817	1,647
Note receivable - long-term	126	-
Other assets	22	15
Total assets	$37,853	$41,405

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,083	$2,597
Accrued liabilities	2,152	2,397
Deferred product revenue	4,711	5,871
Total current liabilities	8,946	10,865

Deferred Rent	933	-
Deferred income taxes, net	87	128
Total liabilities	9,966	10,993

Shareholders' equity:
Common stock, par value $0.001, 50,000,000 shares authorized,
11,072,349 and 12,184,727 shares issued and outstanding, respectively	11	12
Additional paid-in capital	48,479	52,764
Accumulated deficit	(20,603)	(22,364)
Total shareholders' equity	27,887	30,412
Total liabilities and shareholders' equity	$37,853	$41,405

CLEARONE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands of dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Product Revenue:	$10,107	$9,102	$19,518	$17,880

Cost of goods sold:	4,860	4,470	9,176	8,484
Gross profit	5,247	4,632	10,342	9,396

Operating expenses:
Marketing and selling	1,789	1,810	3,707	3,622
General and administrative	688	1,457	1,497	3,228
Settlement in shareholders' class action	-	-	-	(1,205)
Research and product development	1,855	1,778	3,934	3,577
Total operating expenses	4,332	5,045	9,138	9,222

Operating income (loss)	915	(413)	1,204	174

Other income (expense), net:
Interest income	283	186	590	345
Other, net	37	5	62	12
Other income (expense), net:	320	191	652	357

Income (loss) from continuing operations before income taxes	1,235	(222)	1,856	531
(Provision) benefit from income taxes	(155)	146	(136)	368
Income (loss) from continuing operations	1,080	(76)	1,720	899

Discontinued operations:
Income from discontinued operations	20	100	75	218
Gain on disposal of discontinued operations	(13)	150	(10)	1,646
Income tax provision	(3)	(93)	(24)	(695)
Income from discontinued operations:	4	157	41	1,169

Net income	$1,084	$81	$1,761	$2,068

Basic earnings per common share from continuing operations	$0.09	$(0.01)	$0.14	$0.08
Diluted earnings per common share from continuing operations	$0.09	$(0.01)	$0.14	$0.07

Basic earnings per common share from discontinued operations	$0.00	$0.01	$0.00	$0.10
Diluted earnings per common share from discontinued operations	$0.00	$0.01	$0.00	$0.10

Basic earnings per common share	$0.09	$0.01	$0.15	$0.18
Diluted earnings per common share	$0.09	$0.01	$0.15	$0.17

Basic weighted average shares	11,922,641	12,184,727	12,053,745	11,734,485
Diluted weighted average shares	11,957,706	12,195,466	12,100,794	12,230,035

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